Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2018 Results

Rolling Meadows, Ill., March 6, 2019 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its fourth-quarter and full-year 2018 financial results.

Highlights for Fourth Quarter 2018

•	Record fourth quarter revenues of $446.3 million
•	Fourth quarter net income attributable to MYR Group Inc. of $10.7 million, or $0.64 per diluted share attributable to MYR Group Inc.
•	Record backlog of $1.147 billion

Management Comments

Rick Swartz, MYR's President and CEO said, “After completing the year with a strong fourth quarter, our full year 2018 revenues of $1.53 billion set another record high for the fourth consecutive year, and we achieved increases in gross profit, earnings per share, net income and EBITDA, as compared to our full year of 2017. Along with execution of our organic and acquisition growth strategies, we experienced an increase in overall project activity and significant bidding opportunities in both our Transmission & Distribution and Commercial & Industrial segments. Total backlog for 2018 increased to $1.147 billion, a 68.8 percent increase over 2017, demonstrating that our business model continues to be a sound platform for sustainable growth. We expect active bidding to continue throughout 2019 and beyond, and believe we are well-positioned to capitalize on opportunities and deliver long-term value for all of our stakeholders.”

Fourth-Quarter Results

MYR reported fourth-quarter 2018 revenues of $446.3 million, an increase of $72.8 million, or 19.5 percent, compared to the fourth quarter of 2017. Specifically, our Transmission and Distribution (“T&D”) segment reported revenues of $257.2 million, an increase of $29.4 million, or 12.9 percent, from the fourth quarter of 2017, primarily due to an increase in revenue from large transmission projects and the number of T&D projects worked. Our Commercial and Industrial (“C&I”) segment reported fourth-quarter 2018 revenues of $189.1 million, an increase of $43.5 million, or 29.8 percent, from the fourth quarter of 2017, primarily due to the acquisition of the Huen Companies, increased spending from new and existing customers and increased volume at certain organic expansion locations.

Consolidated gross profit increased to $47.4 million in the fourth quarter of 2018, compared to $36.9 million in the fourth quarter of 2017. Gross margin increased to 10.6 percent for the fourth quarter of 2018 from 9.9 percent for the fourth quarter of 2017. The increase in gross margin was primarily due to improvements in efficiency and organic expansion results, along with fourth quarter of 2017 results being negatively impacted by low margins on a large transmission project. The increase in gross margin was partly due to $1.6 million in estimate changes on certain contracts associated with the acquisition of the Huen Companies. These changes in estimates are subject to margin guarantees and represent potential contingent consideration for which an offset is recognized in other expense. Changes in estimates of gross profit on certain projects, excluding estimate changes on our recent acquisition noted above, resulted in gross margin decreases of 1.7 percent and 1.9 percent for the fourth quarters of 2018 and 2017, respectively.

Selling, general and administrative expenses (“SG&A”) increased to $30.1 million in the fourth quarter of 2018, compared to $24.0 million in the fourth quarter of 2017. The period-over-period increase was primarily due to SG&A expenses related to the acquired Huen Companies, higher employee-related expenses to support operations and higher bonus costs. As a percentage of revenues, SG&A increased to 6.7 percent for the fourth quarter of 2018 from 6.4 percent for the fourth quarter of 2017.

The income tax expense was $3.8 million for the fourth quarter of 2018, with an effective tax rate of 26.1 percent, compared to an income tax benefit of $2.9 million in fourth quarter of 2017, which represented 26.7 percent of pretax income. The difference between the effective tax rate for the fourth quarter of 2018 and the tax benefit as a percentage of pretax income for fourth quarter of 2017 was primarily due to the revaluation of our net deferred tax liabilities in the fourth quarter of 2017 to reflect the impact of the change from 35% to 21% in the federal corporate tax rate as a result of the enactment of the United States Tax Cuts and Jobs Act (“Tax Act”).

For the fourth quarter of 2018, net income attributable to MYR Group Inc. was $10.7 million, or $0.64 per diluted share attributable to MYR Group Inc., compared to $13.6 million, or $0.82, for the same period of 2017. Fourth quarter 2018 EBITDA, a non-GAAP financial measure, was $26.6 million, or 6.0 percent of revenues, compared to $20.6 million, or 5.5 percent of revenues, in the fourth-quarter of 2017.

Full Year

MYR reported record revenues of $1.531 billion for the full year of 2018, an increase of $127.9 million, or 9.1 percent, compared to $1.403 billion for the full year of 2017. Specifically, the T&D segment reported revenues of $893.1 million, an increase of $13.7 million, or 1.6 percent, from the full year of 2017, primarily due to an increase in distribution revenues partially offset by lower revenue from large transmission projects. The C&I segment reported full year of 2018 revenues of $638.1 million, an increase of $114.2 million, or 21.8 percent, from the full year of 2017, primarily due the acquisition of the Huen Companies, increased spending from new and existing customers and increased volume at certain organic expansion locations.

Consolidated gross profit was $167.1 million in the full year of 2018, compared to $125.0 million in the full year of 2017. The increase in gross profit was due to increased margins and higher revenues. Gross margin increased to 10.9 percent for the full year of 2018 from 8.9 percent for the full year of 2017. The increase in gross margin was primarily due to improvements in efficiency, fleet utilization and organic expansion results. Our prior year gross margin was significantly impacted by write-downs on three projects. Gross margin also benefited from $3.9 million in estimate changes on certain contracts associated with the acquisition of the Huen Companies. These changes of estimates are subject to margin guarantees and represent potential contingent consideration for which an offset is recognized in other expense. These margin improvements were partially offset by changes in estimates of gross margin on certain projects. Excluding estimate changes on our recent acquisition noted above, these changes in estimates of gross margin on certain projects, including those discussed above, resulted in gross margin decreases of 0.7 percent and 0.7 percent for the full years of 2018 and 2017, respectively.

SG&A increased to $118.7 million for the full year of 2018, from $98.6 million for the full year of 2017. The year-over-year increase was primarily due to higher bonus and profit sharing costs, SG&A related to the acquired Huen Companies and higher employee-related expenses to support operations. As a percentage of revenues, SG&A increased to 7.8 percent for the full year of 2018 from 7.0 percent for the full year of 2017.

The income tax expense was $11.8 million for the full year of 2018 with an effective tax rate of 27.3 percent, compared to an expense of $3.5 million for the full year of 2017 with an effective tax rate of 14.1 percent. The effective tax rate for 2017 was lower than 2018 largely because we revalued our net deferred tax liability as of December 31, 2017, in conjunction with the enactment of the Tax Act. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in 2018 and 2017, partially offset by excess tax benefits pertaining to the vesting of stock awards and the exercise of stock options.

For the full year of 2018, net income attributable to MYR Group Inc. was $31.1 million, or $1.87 per diluted share attributable to MYR Group Inc., compared to $21.2 million, or $1.28, for the same period of 2017. Full-year 2018 EBITDA, a non-GAAP financial measure, was $86.6 million, or 5.7 percent of revenues, compared to $65.8 million, or 4.7 percent of revenues, for the full year of 2017.

Backlog

As of December 31, 2018, MYR's backlog was $1.147 billion, which consisted of $495.0 million in the T&D segment and $651.7 million in the C&I segment, and was $49.1 million, or 4.5 percent, higher than September 30, 2018. T&D backlog increased $21.1 million, or 4.5 percent, from September 30, 2018, while C&I backlog increased $28.0 million, or 4.5 percent, over the same period. Total backlog at December 31, 2018 increased $467.5 million, or 68.8 percent, from the same period last year. Our backlog as of December 31, 2018 included $33.7 million, our proportionate share, of unconsolidated joint venture backlog.

Balance Sheet

As of December 31, 2018, MYR had $170.5 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter 2018 results on Thursday, March 7, 2019, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 14, 2019, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 7488347. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 14, 2019, at 11:59 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers throughout the United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Steve Carr, Dresner Corporate Services, 312-780-7211, scarr@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2018 and 2017

	December 31,
(in thousands, except share and per share data)	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$7,507	$5,343
Accounts receivable, net of allowances of $1,331 and $605, respectively	288,427	240,276
Contract assets	160,281	120,992
Current portion of receivable for insurance claims in excess of deductibles	10,572	4,221
Refundable income taxes	—	391
Other current assets	8,847	8,513
Total current assets	475,634	379,736
Property and equipment, net of accumulated depreciation of $253,495 and $231,391, respectively	161,892	148,084
Goodwill	56,588	46,994
Intangible assets, net of accumulated amortization of $7,031 and $5,183, respectively	33,266	10,852
Receivable for insurance claims in excess of deductibles	17,173	14,295
Investment in joint venture	1,324	168
Other assets	2,878	3,659
Total assets	$748,755	$603,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$3,681	$—
Current portion of capital lease obligations	1,119	1,086
Accounts payable	139,480	110,383
Contract liabilities	58,534	30,224
Current portion of accrued self-insurance	19,633	13,138
Other current liabilities	61,358	33,733
Total current liabilities	283,805	188,564
Deferred income tax liabilities	17,398	13,452
Long-term debt	86,111	78,960
Accrued self-insurance	34,406	32,225
Capital lease obligations, net of current maturities	1,514	2,629
Other liabilities	1,057	919
Total liabilities	424,291	316,749
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 16,564,961 and 16,464,757 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	165	163
Additional paid-in capital	148,276	143,934
Accumulated other comprehensive income (loss)	(193)	(299)
Retained earnings	174,736	143,241
Total stockholders’ equity attributable to MYR Group Inc.	322,984	287,039
Noncontrolling interest	1,480	—
Total stockholders’ equity	324,464	287,039
	$748,755	$603,788

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2018 and 2017

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2018	2017	2018	2017
	(Unaudited)

Contract revenues	$446,345	$373,501	$1,531,169	$1,403,317
Contract costs	398,954	336,607	1,364,109	1,278,313
Gross profit	47,391	36,894	167,060	125,004
Selling, general and administrative expenses	30,079	23,994	118,737	98,611
Amortization of intangible assets	864	(94)	1,843	499
Gain on sale of property and equipment	(963)	(1,062)	(3,832)	(3,664)
Income from operations	17,411	14,056	50,312	29,558
Other income (expense):
Interest income	11	—	24	4
Interest expense	(1,134)	(810)	(3,652)	(2,603)
Other income, net	(1,596)	(2,531)	(3,616)	(2,319)
Income before provision for income taxes	14,692	10,715	43,068	24,640
Income tax expense (benefit)	3,834	(2,864)	11,774	3,486
Net income	10,858	13,579	31,294	21,154
Less: net income - noncontrolling interests	207	—	207	—
Net income attributable to MYR Group Inc.	$10,651	$13,579	$31,087	$21,154
Income per common share attributable to MYR Group Inc.:
—Basic	$0.65	$0.83	$1.89	$1.30
—Diluted	$0.64	$0.82	$1.87	$1.28
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,496	16,301	16,441	16,273
—Diluted	16,631	16,530	16,585	16,496

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2018 and 2017

	For the year ended December 31,
(in thousands of dollars)	2018	2017

Cash flows from operating activities:
Net income	$31,294	$21,154
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	38,070	38,077
Amortization of intangible assets	1,843	499
Stock-based compensation expense	3,165	4,376
Deferred income taxes	3,649	(5,091)
Gain on sale of property and equipment	(3,832)	(3,664)
Other non-cash items	237	1,194
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(15,871)	(35,944)
Contract assets	(28,141)	(17,857)
Receivable for insurance claims in excess of deductibles	(9,229)	(39)
Other assets	2,280	(2,213)
Accounts payable	19,953	8,149
Contract liabilities	22,551	(14,317)
Accrued self-insurance	8,701	2,765
Other liabilities	10,119	(6,287)
Net cash flows provided by (used in) operating activities	84,789	(9,198)
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,583	4,342
Cash paid for acquisitions, net of cash acquired	(47,082)	—
Purchases of property and equipment	(50,704)	(30,843)
Net cash flows used in investing activities	(93,203)	(26,501)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	(20,655)	19,890
Payment of principal obligations under capital leases	(1,081)	(1,203)
Borrowings under equipment notes	31,486	—
Proceeds from exercise of stock options	1,897	1,232
Repurchase of common shares	(1,043)	(3,058)
Other financing activities	38	28
Net cash flows provided by financing activities	10,642	16,889
Effect of exchange rate changes on cash	(64)	307
Net increase in cash and cash equivalents	2,164	(18,503)
Cash and cash equivalents:
Beginning of period	5,343	23,846
End of period	$7,507	$5,343

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share,

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2018 and 2017

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data and percentages)	2018	2017	2018	2017

Summary Statement of Operations Data:
Contract revenues	$446,345	$373,501	$1,531,169	$1,403,317
Gross profit	$47,391	$36,894	$167,060	$125,004
Income from operations	$17,411	$14,056	$50,312	$29,558
Income before provision for income taxes	$14,692	$10,715	$43,068	$24,640
Income tax expense (benefit)	$3,834	$(2,864)	$11,774	$3,486
Net income attributable to MYR Group Inc.	$10,651	$13,579	$31,087	$21,154
Effective tax rate	26.1%	-26.7%	27.3%	14.1%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
- Basic	$0.65	$0.83	$1.89	$1.30
- Diluted	$0.64	$0.82	$1.87	$1.28
Weighted average number of common shares
and potential common shares outstanding :
- Basic	16,496	16,301	16,441	16,273
- Diluted	16,631	16,530	16,585	16,496

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2018	2017	2016	2015

Summary Balance Sheet Data:
Total assets	$748,755	$603,788	$573,495	$524,925
Total stockholders’ equity attributable to MYR Group Inc.	$322,984	$287,039	$263,174	$329,880
Goodwill and intangible assets	$89,854	$57,846	$58,347	$58,486
Total funded debt (1)	$89,792	$78,960	$59,070	$—

	Twelve months ended
	December 31,
	2018	2017
Financial Performance Measures (2):
Reconciliation of Non-GAAP measures:
Net income attributable to MYR Group Inc.	$31,087	$21,154
Interest expense, net	3,628	2,599
Tax impact of interest	(990)	(366)
EBIT, net of taxes (3)	$33,725	$23,387

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2018 and 2017

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2018	2017	2018	2017

Financial Performance Measures (2):

EBITDA (4)	$26,598	$20,602	$86,609	$65,815
EBITDA per Diluted Share (5)	$1.60	$1.25	$5.22	$3.99
Free Cash Flow (6)	$15,139	$6,658	$34,085	$(40,041)
Book Value per Period End Share (7)			$19.33	$17.20
Tangible Book Value (8)			$233,130	$229,193
Tangible Book Value per Period End Share (9)			$13.95	$13.73
Funded debt to Equity Ratio (10)			0.3	0.3
Asset Turnover (11)			2.54	2.45
Return on Assets (12)			5.1%	3.7%
Return on Equity (13)			10.8%	8.0%
Return on Invested Capital (16)			9.4%	7.8%

Reconciliation of Non-GAAP measures:
Reconciliation of Net income attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$10,651	$13,579	$31,087	$21,154
Net income - noncontrolling interests	207	—	207	—
Net income	10,858	13,579	31,294	21,154
Interest expense, net	1,123	810	3,628	2,599
Income tax expense (benefit)	3,834	(2,864)	11,774	3,486
Depreciation and amortization	10,783	9,077	39,913	38,576
EBITDA (4)	$26,598	$20,602	$86,609	$65,815

Reconciliation of Net Income attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$0.64	$0.82	$1.87	$1.28
Net income - noncontrolling interests per share	0.01	—	0.01	—
Net income per share	0.65	0.82	1.88	1.28
Interest expense, net, per share	0.07	0.05	0.22	0.16
Income tax expense (benefit) per share	0.23	(0.17)	0.71	0.21
Depreciation and amortization per share	0.65	0.55	2.41	2.34
EBITDA per Diluted Share (5)	$1.60	$1.25	$5.22	$3.99

Calculation of Free Cash Flow:
Net cash flow from (used in) operating activities	$26,120	$12,592	$84,789	$(9,198)
Less: cash used in purchasing property and equipment	(10,981)	(5,934)	(50,704)	(30,843)
Free Cash Flow (6)	$15,139	$6,658	$34,085	$(40,041)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)			$322,984	$287,039
Goodwill and intangible assets			(89,854)	(57,846)
Tangible Book Value (9)			$233,130	$229,193

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share			$19.33	$17.20
Goodwill and intangible assets per period end share			(5.38)	(3.47)
Tangible Book Value per Period End Share (8)			$13.95	$13.73

Calculation of Period End Shares:
Shares outstanding			16,565	16,465
Plus: Common equivalents			144	223
Period End Shares (14)			16,709	16,688

	December 31,	December 31,
	2017	2016
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$287,039	$263,174
Plus: Total funded debt	78,960	59,070
Less: Cash and cash equivalents	(5,343)	(23,846)
Invested Capital (15)	$360,656	$298,398

See notes at the end of this earnings release.

(1)	Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)	EBIT, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(4)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(5)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(6)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)	Book value per period end share is calculated by dividing total stockholders’ equity attributable to MYR Group Inc. at the end of the period by the period end shares outstanding.
(8)	Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from stockholders’ equity attributable to MYR Group Inc. at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity attributable to MYR Group Inc.
(9)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity attributable to MYR Group Inc. at the end of the period.
(11)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)	Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(13)	Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total stockholders’ equity attributable to MYR Group Inc. at the beginning of the period.
(14)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(15)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity attributable to MYR Group Inc.
(16)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.